Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 17, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Universal Logistics Holdings, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Universal Logistics Holdings, Inc. on Forms S-8 (File No. 333-265929 and File No. 333-280306).

/s/ GRANT THORNTON LLP

Southfield, Michigan

March 17, 2025